EXHIBIT 99.2

AMERICAN OIL & GAS, INC. Developing The Rocky Mountain Region

Corporate Profile

American Oil & Gas, Inc. is a Denver based independent oil and natural gas exploration and production company focused on building shareholder value from projects and properties located in the western United States. The majority of its current and planned activity is centered in the Rocky Mountain Region. The Company commenced oil and gas operations in January of 2003. Initially, the Company purchased oil and gas leasehold interests in several properties from Tower Colombia Corporation and North Finn, LLC, two private E&P companies active in the Western U.S. A participation agreement was executed whereby Tower and North Finn agreed to, among other things, provide American with participation rights on an equal basis with them (50%) on all future oil and gas assets that they may acquire. Tower and North Finn are currently providing American with operational and technical expertise.

Selected Information

Symbol-OTCBB: AOGI

F.D. Shares Outstanding: 28.2 million

Long Term Debt: $0

Insider Ownership: 20%

Core Project Areas

(Project descriptions on reverse side.)

Based on information published by the USGS, the Rocky Mountain Region is believed to hold one of the largest undeveloped natural gas resources (as well as additional large oil resources) remaining in the continental U.S. from both conventional and non-conventional (coalbed methane and fractured shale) reservoirs. The current level of drilling, and the more than $7 billion worth of recent merger and acquisition activity in the region, attests to the Rockies’ growing importance for both the oil and gas industry and America’s future energy needs. American has acquired an interest in over 180,000 gross acres in 5 core project areas shown above. All projects are located within areas where there has been historical production.

Business Strategy

•                                          Reduce geological risk by focusing on properties with past or current evidence of the presence of hydrocarbons

•                                          Leverage experience and modern drilling and completion technologies

•                                          Utilize industry partners on initial exploration and development drilling

•                                          Retain meaningful interests in core projects and potentially increase participation as concepts are proven

•                                          Maintain a low corporate and operational cost structure through various means, including the relationships with Tower and North Finn

Project Summaries

Big Sky: The Big Sky project consists of approximately 17,000 gross acres targeting the 10,500 feet deep middle member of the Bakken formation (a silty dolomite) in Richland County, Montana on the western flank of the Williston Basin. American’s working interest (WI) ranges from .83% to 13.3%, allowing participation in up to 52 gross wells (approximately 2.5 net wells) on the acreage over a planned 36 month development period. Initial production rates from each of the first three wells the Company participated in exceeded 1000 barrels of oil per day (currently averaging about 400 barrels per day, 6-8 months after completion). Based on current drilling schedules, the Company expects to own interests in 10 gross (.7 net) wells by year-end 2004 which should generate increasing cash flow and reserves. The Big Sky project is being developed utilizing dual lateral (horizontal) drilling and hydraulic fracture stimulation procedures, a classic example of applying modern technologies to a known hydrocarbon accumulation that was previously marginally economic.

Krejci: The Krejci project consists of approximately 39,000 gross acres targeting the 7500 feet deep Mowry Shale on the southeastern edge of the Powder River Basin in WY. American owns a 50% working interest in the acreage position. American recently signed an agreement that allows a private company to drill up to 12 initial wells (and up to 36 offset wells) on the Company’s Krejci acreage. American can elect to participate for up to 18.75% in any of these 48 wells. This agreement covers up to 20,000 gross acres, and drilling is expected to commence during the second half of 2004 (see July 9, 2004 news release for details). The Mowry is a known oil bearing (40 degree API) formation, and is about 175 feet thick within the Company’s acreage. Three wells drilled by others to deeper objectives within the Company’s acreage were completed in the Mowry and produced commercial quantities of oil without the benefit of modern drilling and completion techniques, both of which will be employed in upcoming wells. American’s acreage is enhanced by the presence of a sandstone component within the Mowry interval.

Douglas: The Douglas project consists of an option to acquire a 100% working interest (American 50%, Tower-North Finn 50%) in approximately 103,000 gross acres in the southern portion of the Powder River Basin, approximately 40 miles southwest of the Krejci project. The property is prospective in multiple formations including the over-pressured, 13,000 feet deep Mowry Shale. The Company plans to initially target the Frontier formation in the Fetter field area of the project, originally discovered in the 1960’s. There is currently production from four existing Frontier wells (drilled in the 1990’s) owned by others within the acreage. The Company and its partners are undertaking geological and engineering evaluations and have begun to seek industry participation in the project.

Bear Creek: The Bear Creek coalbed methane project consists of 18,000 gross acres in the northern Big Horn Basin of Montana. American owns a 50% working interest in the project. The property is prospective in up to 9 separate coal seams with cumulative coal thickness of 30 to 130 feet. Three test wells were drilled by others on the property in the early 1990’s. Pipeline infrastructure is present in the area should commercial production be established. No drilling activity is planned on this project in 2004.

West Rozel: The West Rozel Project consists of 6400 gross acres that completely cover a large accumulation of heavy oil at a depth of 2250 feet under the Great Salt Lake in Utah. American owns a 50% working interest in the project. The field was discovered by Amoco in the late 1970’s. Three test wells drilled by Amoco encountered an oil column up to 290 feet thick. American believes that new drilling and production technologies and improved economic incentives could combine to make development of this known resource possible.

Corporate Contact

Andy Calerich: President and CFO
1050 Seventeenth St. Suite 1850
Denver, CO. 80265
303-991-0173  ext-108
www.americanoilandgasinc.com

Investor Relations

Feagans Consulting, Inc.
Neal Feagans
303-449-1184

This report contains forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  These statements are made only as of the date of this report and future events may cause them to be less likely to prove to be true.

FEAGANS CONSULTING, INC.

DELIVERING VALUE THROUGH PERFORMANCE

July, 2004

Feagans Consulting, Inc. (formerly Riches In Resources, Inc.) specializes in representing what we consider to be special situations in the micro-cap exploration and production sector to the U. S. equity markets. Simply put, we strive to identify that rare handful of companies that have the fundamentals in place to potentially achieve significant success in their respective operating areas, but have not yet obtained the wide-spread interest of the financial markets. Certain characteristics are common among these opportunities and patiently searching them out has served us well in the past. Specifically, we seek to work with companies that have skilled management, that have assembled projects and properties that offer enormous growth potential with an acceptable risk profile, and that we believe can access attractive capital which will be necessary to execute the early phases of their business plan. Ideally, these companies will have progressed to the point that the initial exploration and development of their properties is imminent and we prefer to see management own a meaningful position in their stock.

Conversely, we avoid companies that have all their chips riding on a few high risk wells, have little running room with respect to their acreage positions, have over leveraged balance sheets, and have projects that need record high commodity prices to succeed (although it sure is nice to have them).

I am sending you this letter today to announce our new relationship with Denver based American Oil & Gas, Inc. (OTCBB-AOGI). American, which commenced oil and gas operations in January of 2003, is primarily focused on exploration and development opportunities in the Rocky Mountain Region. In just 18 short months American has; 1) raised approximately $5 million dollars, 2) established a significant presence in five primary project areas (all located within areas where there has been historical production), 3) commenced production and established reserves from its interest in the Big Sky Project in Montana (development drilling is underway), 4) advanced a second project, the Krejci oil project in Wyoming, to the point that initial drilling is expected to commence during the second half of this year and 5) maintained a debt free balance sheet with over $ 2.7 million of cash on hand as of 3/31/04.

We believe now is the time to investigate the opportunity that American offers. We will be working closely with management in the coming months to help expand the company’s presence within the brokerage community and look forward to working closely with many of you in that regard. Enclosed is a two page corporate profile on the company that will help with the basics. The web site (www.americanoilandgasinc.com), currently being updated, will soon be a valuable resource and, as always, you can contact me directly with any questions.

Sincerely,

Neal Feagans

Feagans Consulting, Inc.

Feagans Consulting, Inc. (FCI) is retained by American Oil & Gas Inc. (AOGI), to provide investor relations and other consulting services for an 18 month term. AOGI is currently paying FCI a $2000.00 monthly cash retainer plus an option to purchase 153,000 shares of AOGI common stock at $1.25 per share. FCI and Mr. Feagans may also own shares in AOGI and may increase or decrease ownership from time to time. Neal Feagans, President of FCI, has a B.S. degree in Petroleum Engineering and is active in the oil and gas industry. Neither FCI nor Mr. Feagans is a registered investment advisor or broker. This document is not to be construed as an offer to buy or sell any security nor should it be viewed as investment advice. This document does not purport to be a complete analysis of any company. Information in this document is obtained from sources believed to be reliable but its accuracy is not guaranteed. Some information in this document is the opinion of FCI and should not be construed as a statement of fact. This document contains statements which may constitute “forward looking” statements within the meaning of the private securities litigation reform act of 1995. Forward looking statements include all passages that include verbs such as anticipates, believes, estimates, expects, hopes, intends, plans, projects, or similar expressions or nouns corresponding to such verbs. Forward looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward looking statements. FCI undertakes no obligation to update these statements for revisions or changes after the date of this document. Any involvement in the stock market involves a high degree of risk. Please review a complete information package on AOGI including the most recent 8-Ks, 10-Qs and 10-K.

1433 OAKLEAF CR. • BOULDER, CO 80304
(303)449-1 184 • FAX (303) 449-1226 • NFEAGANS@AOL.COM